Exhibit 10.3

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is made and entered into as of August 1, 2014, by and between DEMAND MEDIA, INC., a Delaware corporation (“Demand Media”), and RIGHTSIDE GROUP, LTD., a Delaware corporation (“Rightside”).  All capitalized terms not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Demand Media and certain of its subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined or unitary state or local Income Tax Returns;

WHEREAS, Demand Media and Rightside have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, Demand Media will contribute or will have contributed to Rightside the stock of certain subsidiaries and assets and liabilities associated with the Rightside Business and Demand Media will distribute all of the outstanding common stock of Rightside to Demand Media’s stockholders in a transaction intended to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code (collectively, the “Spin-off Transactions”);

WHEREAS, pursuant to the Spin-off Transactions, Rightside and its subsidiaries will leave the Pre-Spin Group; and

WHEREAS, the parties hereto, on behalf of themselves and their Affiliates, wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto and (iii) certain related matters.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.

DEFINITIONS

When used herein the following terms shall have the following meanings:

“Affiliate” means, with respect to any entity (the “given entity”), each entity that directly or indirectly, through one or more intermediaries is controlled by the given entity.  For purposes of this definition, “control” means, with respect to any entity, (a) the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding equity interests of such entity or (b) the power to direct or cause the direction of management and policies of such entity, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.  Unless otherwise indicated, the term Affiliate shall refer to Affiliates of a party as determined after the Spin-off Transactions.

“Affiliated Group” means, with respect to a Tax Period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state or local Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any federal, state or local Income Tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

“Business” means (a) with respect to Demand Media and the Demand Media Group, the Demand Media Business and (b) with respect to Rightside and the Rightside Group, the Rightside Business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Current Allocation Methodology” means the allocation methodology that is set forth in Exhibit A, as applied to Section 2.3(a) Tax Returns.

“Demand Media” has the meaning set forth in the preamble to this Agreement.

“Demand Media Business” has the meaning set forth in the Separation Agreement.

“Demand Media Group” means Demand Media and its Affiliates, excluding any entity that would be a member of the Rightside Group.

“Demand Media Affiliated Group” means, for any applicable Tax Period, Demand Media and each entity that is a member of an Affiliated Group for such Tax Period (or portion thereof) with respect to which Demand Media would be the common parent. For the avoidance of doubt, the Demand Media Affiliated Group shall include, for the portion of the Straddle Period that ends on the Distribution Date, Rightside and other entities that will be members of the Rightside Affiliated Group beginning on the day immediately after the Distribution Date.

“Demand Media Member” means any entity that would be a member of the Demand Media Group.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870-AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency); (iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

“Income Tax” means any and all Taxes based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means a Tax Return relating to an Income Tax.

“IRS” means the Internal Revenue Service or any successor thereto.

“IRS Ruling” means the letter ruling issued by the IRS on January 31, 2014, in response to the Ruling Request.

“Latham Opinion” means the opinion of Latham & Watkins LLP with respect to certain matters relating to qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code.

“Opinion Representation Letters” means the representation letters executed by officers of Demand Media and Rightside and delivered in connection with the Latham Opinion.

“Overdue Rate” means a variable rate of interest per annum equal to the Federal short-term rate as established from time to time pursuant to Section 1274(d) of the Code.

“Post-Distribution Tax Period” means a Tax Period that begins after the Distribution Date.

“Pre-Distribution Tax Period” means a Tax Period that ends on or before the Distribution Date.

“Pre-Spin Group” means Demand Media and its Affiliates before the Spin-off Transactions.

“Pre-Spin Member” means any entity that was a member of the Pre-Spin Group.

“Representative” means, with respect to any person or entity, any of such person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Responsible Party” means the party responsible for the preparation and filing of a Tax Return pursuant to Section 2.1.

“Rightside” has the meaning set forth in the preamble to this Agreement.

“Rightside Business” has the meaning set forth in the Separation Agreement.

“Rightside Group” means Rightside and its Affiliates after the Spin-off Transactions.

“Rightside Affiliated Group” means Rightside and each entity that would be a member of an Affiliated Group with respect to which Rightside would be the common parent for any Post-Distribution Tax Period.  For purposes of this Agreement, the Rightside Affiliated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“Rightside Member” means any entity that would be a member of the Rightside Group.

“Ruling Request” means the private letter ruling request filed by Demand Media with the IRS on August 9, 2013, as supplemented and amended from time to time, with respect to certain federal Income Tax matters relating to the Spin-off Transactions and other related matters.

“Section 2.3(a) Tax Return” has the meaning set forth in Section 2.3(a).

“Section 355(e) Tax” shall mean any Taxes imposed on the Pre-Spin Group resulting from a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly stock of Demand Media or Rightside representing a “50-percent or greater interest” within the meaning of Section 355(e) of the Code.

“Separate Affiliated Group” means, with respect to any corporation, such corporation’s separate affiliated group as defined by Section 355(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

“Separation Agreement” has the meaning set forth in the Recitals.

“Spin-off Transactions” has the meaning set forth in the Recitals.

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Tax” means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Period, and that could reduce a Tax in another Tax Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Period” means any period prescribed by law or any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Practices” means the policies, procedures and practices customarily and consistently employed by the Pre-Spin Group in the preparation and filing of, and positions taken on, any Tax Returns of the Demand Media Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period.

“Tax Refund” means any refund of Taxes, whether by payment, credit, offset, reduction in Tax or otherwise, plus any interest or other amounts received or payable with respect to such refund.

“Tax Return” means any return (including any information return), report, statement, declaration, notice, form, election, estimated Tax filing, claim for refund or other filing (including any amendments thereof and attachments thereto) required to be filed with or submitted to any Taxing Authority with respect any Tax.

“Tax Treatment” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II.

FILING OF TAX RETURNS AND PAYMENT OF TAXES

Section 2.1            Preparation and Filing of Tax Returns.

(a)                                 Subject to Section 2.3, Demand Media shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)                                     all Tax Returns of the Demand Media Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period other than Tax Returns described in Section 2.1(b)(i);

(ii)                                  all Tax Returns of the Demand Media Affiliated Group or any Pre-Spin Member (or group thereof) for any Straddle Period other than Tax Returns described in Section 2.1(b)(ii); and

(iii)                               all Tax Returns of the Demand Media Affiliated Group or any Demand

Media Member (or group thereof) for all Post-Distribution Tax Periods.

(b)                                 Subject to Section 2.3, Rightside shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)                                     all Tax Returns for any Pre-Distribution Tax Period that are filed after the Distribution Date that relate solely to the Rightside Group or any Rightside Member (or group thereof);

(ii)                                  all Tax Returns for any Straddle Period that relate solely to the Rightside Group or any Rightside Member (or group thereof); and

(iii)                               all Tax Returns of the Rightside Affiliated Group or any Rightside Member (or group thereof) for all Post-Distribution Tax Periods.

Section 2.2            Provision of Filing Information.  Each party shall cooperate with the Responsible Party in the preparation and filing of all Tax Returns relating to Pre-Distribution Tax Periods and Straddle Periods, including by providing the Responsible Party with (a) all necessary filing information in a manner consistent with past Tax Practices, (b) all other information reasonably requested in connection with the preparation of such Tax Returns, including permission to copy any applicable documents, and (c) such other assistance reasonably necessary or requested for the filing of such Tax Returns.

Section 2.3            Advance Review of Tax Returns.

(a)                                 At least fifteen (15) business days, or such other reasonable time as mutually agreed to by both parties, prior to the filing of any Tax Return pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii) that includes a Rightside Member (collectively, a “Section 2.3(a) Tax Return”), Demand Media shall provide Rightside with a copy of the portion of such Tax Return that relates to the Rightside Member.

(b)                                 Rightside and its Representatives shall have the right to review all related work papers prior to Demand Media’s filing of a Section 2.3(a) Tax Return.  Demand Media shall consult with Rightside and its Representatives regarding Rightside’s comments with respect to such Tax Returns or related work papers and shall in good faith consult with such party in an effort to resolve any differences with respect to (i) the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (ii) the recommendations of Rightside and its Representatives for alternative positions with respect to items reflected on such Tax Returns; provided, however, that Demand Media shall not be obligated to consider any recommendation the result of which would materially adversely affect the Taxes of the Demand Media Affiliated Group (or any Demand Media Member) for any Straddle Period or Post-Distribution Tax Period, and Demand Media may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Rightside for any increases in Taxes that may result from the adoption of the relevant alternative position.

Section 2.4                                    Consistent Positions on Tax Returns.  The Responsible Party shall prepare all Tax Returns (a) for all Pre-Distribution Tax Periods and Straddle Periods in a manner consistent with past Tax Practices and (b) in a manner consistent with the IRS Ruling, the Ruling Request and the Latham Opinion, except in either case as otherwise required by changes in applicable law or material underlying facts or as consented by the parties hereto in writing, which consent shall not be unreasonably withheld.

Section 2.5                                    Taxable Year.  The parties agree that, to the extent permitted by applicable law, (a) the Tax Period with respect to federal Income Taxes of the Rightside Members included in the consolidated federal Income Tax Return of the Demand Media Affiliated Group for the Straddle Period that includes the Distribution Date (and all corresponding consolidated, combined, unitary or similar state or local Income Tax Returns of such Affiliated Group) shall end as of the close of the Distribution Date and (b) the Rightside Affiliated Group and each member thereof  shall begin a new taxable year for purposes of such federal, state or local Income Taxes as of the beginning of the day after the Distribution Date.  The parties further agree that, to the extent permitted by applicable law, all federal, state, local and foreign Tax Returns shall be filed consistently with this position.

Section 2.6                                    Straddle Period Taxes.  For purposes of this Agreement, Taxes attributable to Straddle Periods shall be allocated between the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date, as follows:

(a)                                 Income Taxes shall be allocated on the basis of the actual operations and taxable income for each such period, determined by closing the books at the end of the day on the Distribution Date; and

(b)                                 Non-Income Taxes shall be allocated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days during the applicable portion of the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

Section 2.7                                    Payment of Taxes.

(a)                                 Demand Media shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by Demand Media pursuant to Section 2.1(a); provided, however, that Demand Media and Rightside shall apportion and allocate the liability with respect to any Section 2.3(a) Tax Returns in accordance with the Current Allocation Methodology.

(b)                                 Rightside shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by Rightside pursuant to Section 2.1(b).

(c)                                  Rightside or Demand Media, as applicable, shall pay to the other party the amount required to be paid pursuant to Section 2.7(a) under the Current Allocation Methodology within thirty (30) days after written demand is made by such other party; provided, however, that any such amount shall not be payable earlier than five (5) business days before the date on which the applicable Taxes are required to be paid to the Taxing Authority.

Section 2.8                                    Amended Returns.  Notwithstanding anything to the contrary in this Agreement, no party may file any amendment to a Section 2.3(a) Tax Return without the other party’s consent, which consent shall not be unreasonably withheld.

Section 2.9                                    Refunds of Taxes.  Demand Media shall apportion and allocate any Tax Refund realized as a result of a Final Determination with respect to any Section 2.3(a) Tax Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) in the same proportion as the liability for the Taxes with respect to such Tax Return were apportioned and allocated pursuant to the Current Allocation Methodology.  Any Tax Refund realized as a result of a Final Determination with respect to any Tax Return filed pursuant to Section 2.1(a)(iii) and Section 2.1(b) shall be for the benefit of the Responsible Party.  If Demand Media or Rightside, as applicable, receives a Tax Refund with respect to which the other party is entitled to all or an allocable portion pursuant to this Section 2.9, Demand Media or Rightside, as applicable, shall pay such amount to such other party in accordance with Section 4.1.

Section 2.10                             Tax Elections.  Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Demand Media Affiliated Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the Treasury Regulations thereunder).  Demand Media, as common parent of the Demand Media Affiliated Group, shall continue to have discretion, reasonably exercised, to make any and all elections with respect to all members of the Demand Media Affiliated Group for all Tax Periods for which it is obligated to file Tax Returns under Section 2.1(a).  Rightside, as common parent of the Rightside Affiliated Group, shall have sole discretion to make any and all elections with respect to all members of the Rightside Affiliated Group for all Tax Periods for which it is obligated to file Tax Returns under Section 2.1(b).

Section 2.11                             Allocation of Tax Assets.

(a)                                 Demand Media and Rightside shall cooperate, each at its own cost and expense, in determining the allocation of any Tax Assets or Tax liabilities among the parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws). In the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities. Demand Media and Rightside hereby agree to compute all Taxes for Post-Distribution Tax Periods and Straddle Periods consistently with the determinations made pursuant to this Section 2.11 unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Asset is later reduced or increased by a

Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Tax Periods of either the Demand Media Affiliated Group or the Rightside Group, such reduction or increase shall be allocated to the party to which such Tax Asset was allocated pursuant to Section 2.11(a).

Section 2.12                             Certain Expenses.  If Demand Media incurs any expenses payable to outside Tax advisors in connection with the preparation and filing of any Section 2.3(a) Tax Return, then within thirty (30) days after written demand is made by Demand Media, Rightside shall reimburse Demand Media for Rightside’s share of such expenses, which share shall be apportioned and allocated equally between the Demand Media Group and the Rightside Group for the relevant period.

ARTICLE III.

INDEMNIFICATION

Section 3.1                                    By Demand Media.  Subject to Section 3.3, Demand Media shall indemnify and hold Rightside and each Rightside Member harmless against:

(a)                                 any and all Taxes for which Demand Media is liable pursuant to Section 2.7(a) and Section 2.7(c); and

(b)                                 any and all increases in the liability for Taxes of the Rightside Group or any Rightside Member (or group thereof) as a result of a Demand Media Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.2                                    By Rightside.  Subject to Section 3.3, Rightside shall indemnify and hold Demand Media and each Demand Media Member harmless against:

(a)                                 any and all Taxes for which Rightside is liable pursuant to Section 2.7(b) and Section 2.7(c); and

(b)                                 any and all increases in the liability for Taxes of the Demand Media Affiliated Group or any Demand Media Member (or group thereof) as a result of a Rightside Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.3                                    Tax Treatment of Spin-off Transactions.

(a)                                 The parties expressly agree for all purposes to treat the Spin-off Transactions as a tax-free distribution under Sections 368(a)(1)(D) and 355 of the Code in accordance with the IRS Ruling and the Latham Opinion (the “Tax Treatment”).  Each party hereto also expressly agrees to (i) comply with the representations made in the IRS Ruling, the Ruling Request and in the Opinion Representation Letters, (ii) not take any action (unless otherwise required by law) that is inconsistent with the Tax Treatment, and (iii) take any and all reasonable actions to support and defend the Tax Treatment.  Without limiting the generality of the foregoing, Demand Media and Rightside further represent, agree and covenant as follows:

(i)                                     The representations and information contained in the Ruling Request and Opinion Representation Letters, insofar as they concern or relate to such party or its Affiliates, are true, correct and complete in all material respects.

(ii)                                  From and after the Distribution Date until the second anniversary thereof, such party shall continue to conduct its Business directly or indirectly through its Separate Affiliated Group.

(iii)                               From and after the Distribution Date until the second anniversary thereof, such party shall not take any of the following actions unless prior to taking any such action, it obtains and provides to the other party, a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to the other party, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Spin-off Transactions under Section 355 of the Code and will not cause Section 355(e) of the Code to apply:

(A)                               enter into (or, to the extent such party has the right to prohibit such action, permit) any transaction or series of transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, to enter into a transaction or series of transactions), as a result of which (i) any person or group of persons would (directly or indirectly) acquire or have the right to acquire from Demand Media or one or more holders of its stock, a number of shares of its stock that, together with any shares issued in an equity offering described in clause (B)(i) below, would comprise 40% or more, or (ii) any person or group of persons would (directly or indirectly) acquire or have the right to acquire from Rightside or one or more holders of its stock, a number of shares of its stock that, together with any shares issued in an equity offering described in clause (B)(ii) below, would comprise 40% or more, in each case, of (1) the value of all outstanding shares of stock of Demand Media or Rightside, as applicable, as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of Demand Media or Rightside, as applicable, as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, the date of the last transaction of such series; or

(B)                               (i) issue equity of Demand Media in an offering in excess, in the aggregate, together with any shares acquired in a transaction described in clause (A)(i) above, of 40%, or (ii) issue equity of Rightside in an offering in excess, in the aggregate, together with any shares acquired in a transaction described in clause (A)(ii) above, of 40%, in each case, of (1) the value of all outstanding shares of stock of Demand Media or Rightside, as applicable, as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of Demand Media or Rightside, as applicable, as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, as of the date of the last transaction of such series.

(b)                                 Notwithstanding anything to the contrary in Section 2.7, Section 3.1, Section 3.2 or Section 6.2(c):

(i)                                     If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than (x) a disallowance which is addressed by Section 3.3(b)(ii) or (y) the Section 355(e) Tax which is addressed by Section 3.3(b)(iii)), then Demand Media and Rightside shall be responsible for 50% and 50%, respectively, of any liability for Taxes of the Pre-Spin Group as a result of such disallowance.  Demand Media shall be liable for, and shall indemnify Rightside and each Rightside Member against, any liability for which Demand Media is responsible pursuant to the preceding sentence, and Rightside shall be liable for, and shall indemnify Demand Media and each Demand Media Member against, any liability for which Rightside is responsible pursuant to the preceding sentence.

(ii)                                                                                  (A)                               If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(b)(iii)), and Demand Media or any Demand Media Member (and neither Rightside nor any Rightside Member) has taken any action after the Distribution Date which action results in such disallowance, then Demand Media shall be liable for, and shall indemnify Rightside and each Rightside Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(B)                               If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(b)(iii)), and Rightside or any Rightside Member (and neither Demand Media nor any Demand Media Member) has taken any action after the Distribution Date which action results in such disallowance, then Rightside shall be liable for, and shall indemnify Demand Media and each other Demand Media Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(iii)                                                                               (A)                               If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the

Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly Demand Media stock representing a “50-percent or greater interest” within the meaning of Section 355(e), then Demand Media shall be liable for, and shall indemnify Rightside and each Rightside Member against, the Section 355(e) Tax; and

(B)                               If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly Rightside stock representing a “50-percent or greater interest” within the meaning of Section 355(e), then Rightside shall pay and be liable for, and shall indemnify Demand Media and each Demand Media Member against, the Section 355(e) Tax.

(iv)                              Any such claim for indemnification to effectuate this Section 3.3(b) shall otherwise be governed in the manner specified under this Article III, but shall not affect in any manner the provisions of Article V and Article VI (except as set forth in Section 6.2(a)) with respect to cooperation and control of Audits.

Section 3.4                                    Certain Reimbursements.  Each party shall notify the other party of any Taxes paid by it or any of its Affiliates that are subject to indemnification under this Article III.  Any notification pursuant to this Section 3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between the parties and supporting work papers) and a brief explanation of the basis for indemnification hereunder.  Whenever such a notification is given, the indemnifying party shall pay the amount requested in such notice to the indemnified party in accordance with Article IV, but only to the extent the indemnifying party agrees with such request.  To the extent the indemnifying party disagrees with such request, it shall so notify the indemnified party within thirty (30) days of receipt of such notice, whereupon the parties shall use their best efforts to resolve any such disagreement.  Any indemnification payment made after such thirty (30) day period shall include interest at the Overdue Rate from the date of receipt of the original indemnification notice.

Section 3.5                                    Adjustments.  The parties agree to cooperate in good faith, without bias to any Demand Media Member or Rightside Member, to make appropriate adjustments to accomplish the objectives of this Article III.

ARTICLE IV.

METHOD AND TIMING OF

PAYMENTS REQUIRED BY THIS AGREEMENT

Section 4.1                                    Payment in Immediately Available Funds; Interest.  All payments made pursuant to this Agreement shall be made in immediately available funds.  Except as otherwise provided in the Agreement, all payments shall be made within thirty (30) days of receipt of request therefor.  Except as otherwise provided in the Agreement, any payment not made within thirty (30) days of receipt shall thereafter bear interest at the Overdue Rate.

Section 4.2                                    Characterization of Payments.  Any payment (other than interest thereon) made hereunder by Demand Media to Rightside, or by Rightside to Demand Media, shall be treated by all parties for all Tax purposes to the extent permitted by law as a non-taxable distribution or capital contribution made immediately prior to the Distribution, except to the extent that Demand Media and Rightside treat a payment as the settlement of an intercompany liability (including, without limitation, the settlement of an intercompany liability with respect to the sharing of Tax liabilities pursuant to the Current Allocation Methodology).

ARTICLE V.

COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY

Section 5.1                                    Provision of Cooperation, Documents and Other Information.  Upon the reasonable request of any party to this Agreement, Demand Media or Rightside, as applicable, shall promptly provide (and shall cause its Affiliates to promptly provide) the requesting party with such cooperation and assistance, documents, and other information as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any Tax Return, (b) the conduct of any Audit involving any Taxes or Tax Returns within the scope of this Agreement or (c) the verification by a party of an amount payable to or receivable from another party.  Such cooperation and assistance shall include, without limitation, (i) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return, (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Audit, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which Demand Media may be obligated to file on behalf of Rightside Members pursuant to Section 2.1, (iii) the prompt and timely filing of appropriate claims for refund, and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with the foregoing.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 5.2                                    Retention of Books and Records.  Each party to this Agreement shall retain or cause to be retained (and shall cause each of their Affiliates to retain) all Tax Returns and all books, records, schedules, work papers, and other documents relating thereto, until the later of (a) the date seven (7) years from the close of the applicable Tax Period, (b) the expiration of all applicable statutes of limitations (including any waivers or extensions thereof) and (c) the expiration of any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement.  The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.

Section 5.3                                    Confidentiality of Documents and Information.  Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein that are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person and shall be used only for the purposes provided herein.

ARTICLE VI.

AUDITS

Section 6.1                                    Notification and Status of Audits or Disputes.  Upon the receipt by any party to this Agreement (or any of its Affiliates) of notice of any pending or threatened Audit pertaining to Taxes subject to indemnification under this Agreement, such party shall promptly notify the other party in writing of the receipt of such notice.  Each party to this Agreement shall use reasonable best efforts to keep the other party advised as to the status of any Audits pertaining to Taxes subject to indemnification under this Agreement.  To the extent relating to any such Tax, each party hereto shall promptly furnish the other party with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

Section 6.2                                    Control and Settlement.

(a)                                 Demand Media shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a Section 2.3(a) Tax Return that may have a material adverse effect on Rightside or any Rightside Member (including as a result of Rightside’s indemnification obligations pursuant to Sections 3.3(b)(i), 3.3(b)(ii)(B) and 3.3 (b)(iii)(B)), (i) Demand Media and Rightside shall jointly control the conduct and resolution of such issue, and in no event shall either Demand Media or Rightside settle or otherwise resolve any such issue without the written consent of the other, which consent shall not be unreasonably withheld; (ii) Rightside shall provide Demand Media a written response to any notification by Demand Media of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if Rightside fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement.  Each of Demand Media and Rightside shall bear its own costs incurred in participating in any proceeding relating to any Audit under this Section 6.2(a).

(b)                                 Rightside shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(b)(i) and Section 2.1(b)(ii) and to employ counsel or other advisors of its choice at its own cost and expense.

(c)                                  The payment of any Taxes as a result of a Final Determination with respect to an Audit, as well as any payments between Demand Media and Rightside with respect to such Taxes to the extent such Audit relates to a Section 2.3(a) Tax Return and the Current Allocation Methodology applies, shall be governed by Section 2.7.

Section 6.3                                    Delivery of Powers of Attorney and Other Documents.  Demand Media and Rightside shall execute and deliver to the other party, promptly upon request, powers of attorney authorizing such other party to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that Demand Media or Rightside, as applicable, reasonably considers to be appropriate in exercising its control rights pursuant to Section 6.2, and any other documents reasonably necessary thereto to effect the exercise of such control rights.

ARTICLE VII.

MISCELLANEOUS

Section 7.1                                    Effectiveness.  This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

Section 7.2                                    Entire Agreement.  This Agreement, together with all documents and instruments referred to herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings, both written and oral.

Section 7.3                                    Guarantees of Performance.  Each party hereby guarantees the complete and prompt performance by its Affiliates of all of their obligations and undertakings pursuant to this Agreement.  If, subsequent to the consummation of the Spin-off Transactions, either Demand Media or Rightside shall be acquired by another entity (the “acquirer”) such that 50% or more of the acquired corporation’s common stock is held by the acquirer and its affiliates, the acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement and the acquired corporation shall cause such acquirer to enter into an agreement reflecting such guarantee.

Section 7.4                                    Severability.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable.  In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 7.5                                    Waiver.  Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

Section 7.6                                    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except with respect to matters of law concerning the internal corporate or other organizational affairs of any entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Section 7.7                                    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be duly given when delivered in person, by facsimile (with a confirmed receipt thereof), by messenger or courier service, or by registered or certified mail (postage prepaid, return receipt requested), at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Demand Media, to:

Demand Media, Inc.

1655 26th Street

Santa Monica, California  90404

Attention:  Legal

E-mail: daniel.weinrot@demandmedia.com

Telephone: (310) 394-6400

Facsimile: (310) 395-6249

If to Rightside, to:

Rightside Group, Ltd.

5808 Lake Washington Blvd., Suite 300

Kirkland, Washington  98033

Attention:  Legal

E-mail: rick@rightside.co

Telephone: (425) 298-2500

Facsimile: (425) 298-2703

Section 7.8                                    Amendments.  This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of Demand Media and Rightside.

Section 7.9                                    Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (by operation of law or otherwise), without the prior written consent of the other party.  All provisions of the Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.10                             No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 7.11                             Headings; References.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Article”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

Section 7.12                             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

Section 7.13                             Predecessors and Successors.  To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

Section 7.14                             Specific Performance.  The parties hereto acknowledge and agree that irreparable damages will result if this Agreement is not performed in accordance with its terms, and each party agrees that any damages available at law for a breach of this Agreement would not be an adequate remedy.  Therefore, to the full extent permitted by applicable law, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 7.15                             Further Assurances.  Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

Section 7.16                             Setoff.  All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 7.17                             Expenses.  Except as specifically provided in this Agreement, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.18                             Rules of Construction.  Any ambiguities shall be resolved without regard to which party drafted the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above written.

DEMAND MEDIA, INC.,
a Delaware corporation

By:	/S/ MEL TANG
Name: Mel Tang
Title: Chief Financial Officer

RIGHTSIDE GROUP, LTD.,
a Delaware corporation

By:	/S/ TARYN J. NAIDU
Name: Taryn J. Naidu
Title: Chief Executive Officer

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Exhibit A:

Current Allocation Methodology

Federal Income Tax

With respect to any Section 2.3(a) Tax Returns, the amount of U.S. federal Income Taxes allocable to Rightside shall be the amount of such U.S. federal Income Taxes that the Rightside Affiliated Group would have been required to pay on a consolidated basis if the Rightside Affiliated Group had paid tax on behalf of an affiliated group consisting only of the Rightside Group, as determined in a manner consistent with the following principles:

(a)                                 including only Tax Items of members of the Rightside Affiliated Group that were included in the relevant Demand Media Affiliated Group consolidated Tax Return;

(b)                                 using all elections, accounting methods and conventions used on the Demand Media Affiliated Group consolidated Tax Return for such period; and

(c)                                  applying the effective U.S. federal corporate Income Tax rate applicable to the Demand Media Affiliated Group for such Tax Period.

State Income Tax

With respect to any Section 2.3(a) Tax Returns, the amount of state or local Income Taxes allocable to Rightside shall be as determined by Demand Media in a manner consistent with the principles set forth under the heading “Federal Income Tax” above (for the avoidance of doubt, using the effective state or local corporate Income Tax rate applicable to the Demand Media Affiliated Group (or other group of Pre-Spin Members) for such applicable state or local jurisdiction, as the case may be).

Foreign Income Tax

With respect to any Section 2.3(a) Tax Returns, the amount of foreign Income Taxes allocable to Rightside shall be as determined by Demand Media in a manner consistent with the principles set forth under the heading “Federal Income Tax” above.

Other Taxes

With respect to any Section 2.3(a) Tax Returns, the amount of Taxes, other than U.S. federal Income Taxes, state or local Income Taxes and foreign Income Taxes, allocable to Rightside shall be as determined by Demand Media based on the relative revenues of the Demand Media Group and the Rightside Group for the relevant period.

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